Exhibit 10 (an)

FIRST INDIANA CORPORATION

2004 EXECUTIVE COMPENSATION PLAN

2006 DIRECTOR COMPENSATION PROGRAM

Deferred Share Agreement

DS NO.

         Shares

First Indiana Corporation (the “Corporation”) hereby awards Deferred Shares of the Corporation’s Common Stock to             (the “Grantee”) upon the following terms and conditions.

1. Reference to the 2004 Executive Compensation Plan and the 2006 Director Compensation Program. This agreement and the award of Deferred Shares is made under and is subject to the First Indiana Corporation 2004 Executive Compensation Plan (the “Plan”) and the 2006 Director Compensation Program (the “Program”). Copies of the Plan and the Program are attached and incorporated herein by reference.

2. Definitions. The following terms shall have the following meanings, unless a different meaning is plainly required by the context:

“Committee” means the Compensation and Governance Committee or its equivalent.

“Date of Grant” means January 3, 2006, the date as of which the Deferred Shares awarded by this Agreement are being awarded.

“Deferred Shares” mean the shares of Common Stock to which the Grantee may become entitled under this Agreement, including any shares of Common Stock or other securities distributed in respect thereof, by reason of an adjustment provided for in Section 8 below.

“Disability” means, with reference to any termination of the Grantee’s Continuous Service as a director of the Corporation, any physical or mental impairment of the Grantee that qualifies the Grantee for disability benefits under the terms of the long-term disability plan of the Corporation in effect at the time of such termination and that is expected to last at least 12 months from the date of such termination or to result in death within such period of 12 months.

“Qualifying Circumstance” means, with reference to an interruption or termination of the Grantee’s Continuous Status as a director, an interruption or termination that occurs due to the Grantee’s death or Disability.

“Restricted Period” means the period commencing on the Date of Grant and ending on the first day after the Grantee is no longer a director of the Corporation or on such earlier date as the Committee may determine pursuant to Section 4.

“Threshold Date” means January 1, 2007.

Further, any other capitalized term used in this Agreement shall have the meaning as ascribed to it in the Plan.

3. Deferred Share Award. The Corporation hereby awards to the Grantee the right to receive                          shares of Common Stock, subject to the terms and conditions of the Plan and the Program, and subject to the terms and conditions set forth in this Agreement. The Corporation shall establish and maintain a bookkeeping account for the Grantee to record the Deferred Shares and transactions and events affecting such Deferred Shares. The Deferred Shares and other items reflected in the account will represent only bookkeeping entries by the Corporation to evidence unfunded obligations of the Corporation.

4. Restrictions on Transfer. The Deferred Shares will vest and become issuable at the expiration of the Restricted Period, as long as the Restricted Period does not end prior to the Threshold Date, subject to the provisions of Sections 5, 6 and 7. Unless and until such time as the restrictions specified in this Agreement no longer apply, the Grantee may not sell, assign, transfer, pledge or otherwise encumber his rights under this Agreement. The Committee shall have the authority to vest the Deferred Shares at an earlier date, whenever the Committee may determine that such action is appropriate by reason of changes in applicable tax or other laws or by reason of other changes and circumstances occurring after the Date of Grant.

5. Forfeiture Upon Termination of Continuous Status. If the Grantee’s Continuous Status with the Corporation terminates prior to the Threshold Date, otherwise than by reason of a Qualifying Circumstance, this Award shall be forfeited and cancelled. If the Grantee’s Continuous Status terminates before the Threshold Date by reason of a Qualifying Circumstance, the Committee, within 90 days after such termination, may declare the Grantee to be vested as to a fraction of this Award, the numerator of which is the number of full calendar months during the present year in which the Grantee maintained Continuous Status, and the denominator of which is 12. The provisions of this section are subject to any contrary provisions of Section 9 below regarding the vesting of all of this Award in certain events involving a Change of Control.

6. Grantee’s Rights as Stockholder; Voting; Dividends. Unless and until this Award vests and shares of Common Stock are issued to the Grantee in satisfaction of this Award, the Grantee shall not have the voting rights of a shareholder in respect of the Deferred Shares. However, dividend equivalents shall be paid on the Deferred Shares in accordance with the Program and at the direction of the Committee.

7. Delivery and Registration of Shares of Common Stock. Except as otherwise provided in Section 9, if the requirements for vesting of the Deferred Shares has occurred, the Corporation shall deliver to the Grantee a certificate for the number of shares of Common Stock represented by the Deferred Shares. The Corporation’s obligation to deliver shares of Common Stock hereunder shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Grantee or any other person to whom such shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933, as amended, or any other federal, State or local securities legislation. The Corporation shall not be required to deliver any shares under this Agreement prior to (i) the admission of such shares to listing on any stock exchange on which the shares of Common Stock may then be listed and (ii) the completion of such registration or other qualification of such shares under any state or federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

8. Adjustments for Changes in Capitalization of the Corporation. In the event of any change in the outstanding shares of Common Stock subsequent to the date of this Agreement by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, or any change in the corporation structure of the Corporation or in the shares of Common Stock, the number and class of Deferred Shares covered by this Agreement shall be adjusted to account for such change.

9. Effect of Change of Control. The Deferred Shares shall vest upon a Change of Control.

10. Withholding Tax. Upon vesting of the Deferred Shares, the Corporation shall have the right to require the Grantee or other person receiving the shares of Common Stock to pay the Corporation the amount of any taxes which it is required to withhold with respect to the Deferred Shares or, in lieu thereof, to retain, or sell without notice, a sufficient number of the Deferred Shares to cover the amount required to be withheld.

11. Notices. Any notices provided for in this Agreement or the Plan shall be given in writing. Notices to the Corporation shall be delivered to the Secretary of the Corporation, or shall be left for or mailed to the Secretary at the main office of the Corporation, and shall be deemed effectively given when delivered or left or, if mailed, when received at the main office. Notices to the Grantee shall be mailed and shall be deemed effectively given five days after deposit in the United States mail, postage prepaid, addressed to the Grantee at the last address provided by the Grantee to the Corporation.

12. Plan and Plan Interpretations as Controlling. This Award and the terms and conditions set forth in this agreement are subject in all respects to the terms and conditions of the Plan, which is controlling. All determinations and interpretations of the Committee shall be binding and conclusive upon the Grantee or his legal representatives with regard to any question arising hereunder or under the Plan.

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IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed as of                         , 2006.

FIRST INDIANA CORPORATION

By:
Robert H. Warrington, President & CEO “Corporation”

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